      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 1998

                                                       REGISTRATION NO. 333-____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              POST PROPERTIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                  GEORGIA                                             58-1550675
(State or Other Jurisdiction of Incorporation)            (I.R.S. Employer Identification Number)

                    3350 CUMBERLAND CIRCLE, N.W., SUITE 2200
                             ATLANTA, GEORGIA 30339
                                 (770) 850-4400
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                          Principal Executive Offices)
                                 JOHN T. GLOVER
                                    PRESIDENT
                    3350 CUMBERLAND CIRCLE, N.W., SUITE 2200
                             ATLANTA, GEORGIA 30339
                                 (770) 850-4400
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   COPIES TO:

                               JOHN J. KELLEY III
                                 KING & SPALDING
                              191 PEACHTREE STREET
                           ATLANTA, GEORGIA 30303-1763
                                 (404) 572-4600

                             ----------------------
      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.
      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
      If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box. [ ]


                                      CALCULATION OF REGISTRATION FEE
============================================================================================================
       Title of                                     Proposed             Proposed
        Shares                 Amount                Maximum              Maximum            Amount of
         to be                  to be             Aggregate Price        Aggregate          Registration
       Registered            Registered            per Share (1)       Offering Price           Fee
------------------------------------------------------------------------------------------------------------
Common Stock, $0.01
par value....                 209,100             $ 38.875            $8,128,762.50         $2,398.00
------------------------------------------------------------------------------------------------------------

(1) ESTIMATED SOLELY FOR THE PURPOSE OF COMPUTING THE REGISTRATION FEE IN ACCORDANCE WITH RULE 457(C) BASED ON THE AVERAGE OF THE HIGH AND LOW REPORTED SALES PRICES ON THE NEW YORK STOCK EXCHANGE ON MARCH 2, 1998.

                              ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MARCH 5, 1998



PROSPECTUS

                                 209,100 SHARES
                              POST PROPERTIES, INC.
                                  COMMON STOCK

         This Prospectus relates to (i) the possible issuance by Post Properties, Inc. (the "Company") of up to 209,100 shares (the "Option Shares") of common stock, par value $.01 per share ("Common Stock"), of the Company if, and to the extent that, holders of options to purchase the Option Shares (the "Options") are exercised and (ii) the offer and sale from time to time of any Option Shares that may be issued to the holders of the Options (such persons, the "Selling Shareholders"). The Options were originally issued by Columbus Realty Trust, which was acquired by the Company pursuant to a merger whereby Columbus Realty Trust was merged with and into a subsidiary of the Company on October 24, 1997, in connection with the acquisition of certain properties. In connection with the merger, the optionholders received options to purchase shares of Common Stock of the Company. The Company is registering the Option Shares to provide the holders thereof with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be issued by the Company or be offered or sold by the holders thereof.

         The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "PPS." To ensure that the Company maintains its qualification as a REIT, ownership by any person is limited to 6% of the outstanding shares of Common Stock, with certain exceptions.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS.  ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

         The Selling Shareholders from time to time may offer and sell the Option Shares directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Option Shares to be made directly or through agents.

         The Company will receive the exercise price with respect to the Options upon the issuance of the Option Shares. The Company will not receive any of the proceeds from the sale of the Option Shares by the Selling Shareholders but has agreed to bear certain expenses of registration of the Option Shares under Federal and state securities laws.

         The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of Option Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Option Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

                          ----------------------------

                  The date of this Prospectus is March 5, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661-2511. The Common Stock of the Company is listed on the New York Stock Exchange, and such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Such reports, proxy statements, and other information can also be obtained from the Internet at http://www.sec.gov.

         The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission (File No. 1-12080) are incorporated herein by reference:

         (a)   Annual Report on Form 10-K for the year ended December 31, 1996;

         (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

         (c) The Company's Current Reports on Form 8-K filed on February 27, 1997, August 6, 1997, September 17, 1997, October 22, 1997,
               October 28, 1997, February 9, 1998 and February 26, 1998; and

         (d) the description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A, dated July 22, 1993

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Post Properties, Inc., 3350 Cumberland Circle, Suite 2200, Atlanta, Georgia 30339, Attention: Secretary, telephone (770) 850-4400.

                                   THE COMPANY

         Post Properties, Inc. (the "Company") is one of the largest developers and operators of upscale multifamily apartment communities in the Southeastern and Southwestern United States. The Company currently owns 78 stabilized communities (the "Communities") containing 25,938 apartment units located primarily in metropolitan Atlanta, Georgia, Dallas, Texas and Tampa, Florida. In addition, the Company currently has under construction or in initial lease-up 12 new communities and additions to three existing communities in the Atlanta, Georgia, Dallas and Houston, Texas, Tampa, Florida, Denver, Colorado and Nashville, Tennessee metropolitan areas that will contain an aggregate of 4,742 apartment units upon completion. For the year ended December 31, 1997, the average economic occupancy rate (gross potential rent less vacancy losses, model expenses and bad debt divided by gross potential rent) of the 45 Communities stabilized for the entire year was 94.9%. The average monthly rental rate per apartment unit at these Communities for December 1997 was $811. The Company also manages through affiliates approximately 10,000 additional apartment units owned by third parties. The Company is a fully-integrated organization with multifamily development, acquisition, operation and asset management expertise and has approximately 1,600 employees.

         Since it was founded in 1971, the Company has pursued three distinctive core business strategies that, for over 25 years, have remained substantially unchanged:

         - Investment Building. Investment building means taking a long-term view of the assets the Company creates. The Company develops communities with the intention of operating them for periods that are relatively long by the standards of the apartment industry. Key elements of the Company's investment building strategy include instilling a disciplined team approach to development decisions; selecting sites in niche and infill locations in strong primary markets; consistently constructing new apartment communities with a uniformly high quality; and conducting ongoing property improvements.

         - Promotion of the Post(R)Brand Name. The Post(R)brand name strategy has been integral to the success of the Company and, to the knowledge of the Company, has not been successfully duplicated within the multifamily real estate industry in any major U.S. market. For such a strategy to work, a company must develop and implement systems to achieve uniformly high quality and value throughout its operations. As a result of the Company's efforts in developing and maintaining its communities, the Company believes that the Post(R)brand name is synonymous with quality upscale apartment communities that are situated in desirable locations and provide superior resident service. Key elements in implementing the Company's brand name strategy include extensively utilizing the trademarked brand name; adhering to quality in all aspects of the Company's operations; developing and implementing leading edge training programs; and coordinating the Company's advertising programs to increase brand name recognition.

         - Service Orientation. The Company's mission statement is: "To provide the superior apartment living experience for our residents." By striving to provide a superior product and superior service, the Company believes that it will be able to achieve its long-term goals. The Company believes that it provides its residents with superior product and superior service through its uniformly high quality construction, award-winning landscaping and numerous amenities, including on-site business centers, on-site courtesy officers, urban vegetable gardens and state-of-the-art fitness centers.

         The Company believes that with the implementation of these strategies, multifamily properties in its primary markets have the potential over the long term to provide investment returns that exceed national averages. According to recent market surveys, employment growth, population growth and household formation growth in the Company's primary markets have exceeded, and are forecasted to continue to exceed, national averages.

         The Company, through wholly owned subsidiaries, is the sole general partner of, and controls a majority of the limited partnership interests in, the Operating Partnership. The Company conducts all of its business through the Operating Partnership and its subsidiaries. As of December 31, 1997, the Company indirectly owed 85.5% of the outstanding partnership interests in the Operating Partnership.

         The Company's executive offices are located at 3350 Cumberland Circle, N.W., Suite 2200, Atlanta, Georgia 30339, and its telephone number is (770) 850-4400. The Company is a Georgia corporation that was incorporated on January 25, 1984.

                                   THE MERGER

         On October 24, 1997, Columbus Realty Trust, a Texas real estate investment trust ("Columbus"), merged with and into Post Interim Holding Company, Inc. (formerly Post LP Holdings, Inc.), a wholly owned subsidiary of the Company (the "Merger") pursuant to the terms of an Agreement and Plan of Merger dated as of August 1, 1997. In connection with the Merger, each outstanding common share of beneficial interest, par value $.01 per share, of Columbus has been converted into the right to receive 0.615 shares of Common Stock of the Company, with cash being paid in lieu of fractional shares of Common Stock.

         As a result of the Merger, the Company is the largest multi-family REIT concentrating on the development of upscale multi-family apartment homes in the major metropolitan markets of the Southeast and Southwest, with a total market capitalization of approximately $2.4 billion as of December 31, 1997.

                               RECENT DEVELOPMENTS

YEAR AND QUARTER ENDED DECEMBER 31, 1997 FINANCIAL RESULTS

         On February 3, 1998, the Company announced that funds from operations ("FFO") for the fourth quarter of 1997 totaled $27.29 million, an increase of 41.9% over the fourth quarter of 1996. FFO for the year ended December 31, 1997 totaled $87.39 million, an increase of 17.8% over FFO for 1996. The weighted average number of shares and Units outstanding for the quarter and year ended December 31, 1997 was 33,722,727 and 28,880,928, respectively.

         The Company also announced fourth quarter 1997 net income available to common shareholders of $13.89 million or $0.49 per common share. These per share results are the same as those achieved in the fourth quarter of 1996, notwithstanding an increase during 1997 in depreciation resulting from assets obtained in the merger with Columbus, and a one-time charge in 1997 of $1.5 million for the relocation of the Company's corporate offices.

         For the year ended December 31, 1997, the Company's net income available to common shareholders was $49.97 million or $2.11 per common share, an 8% increase over the per common share results for 1996.

         Earnings comparisons between 1997 and 1996 are affected by Olympics-related income during 1996. During the third quarter of 1996, the Company recorded FFO and net income of approximately $525,000, or $0.02 per common share, related to the Company's Olympic initiatives.

         Eliminating the impact of the Olympics-related income in 1996, net income per common share was up by 9% for 1997.

         The average economic occupancy rate for the Communities stabilized for all of 1996 and all of 1997 ("Fully Stabilized Communities") was 95.5% for the fourth quarter of 1997, up 1.6% over the same quarter of 1996. The average economic occupancy rate for Fully Stabilized Communities was 94.8% for the year ended December 31, 1997, down 0.6% from the year ended December 31, 1996.

         Total revenue from Fully Stabilized Communities was up 2.6% during the 1997 fourth quarter compared to the 1996 fourth quarter, while operating expenses for these Communities decreased 0.3%. Consequently, net operating income from Fully Stabilized Communities increased 4%.

         Total revenue for Fully Stabilized Communities was up 1.3% for the year ended December 31, 1997 over 1996, while operating expenses were up 0.3%. This resulted in an increase of 1.7% in net operating income from Fully Stabilized Communities for the year ended December 31, 1997.

                                  THE OFFERING

         This Prospectus relates to (i) the possible issuance by the Company of up to 209,100 shares (the "Option Shares") of common stock, par value $.01 per share ("Common Stock"), of the Company if, and to the extent that, holders of options to purchase the Option Shares (the "Options") are exercised and (ii) the offer and sale from time to time of any Option Shares that may be issued to the holders of the Options (such persons, the "Selling Shareholders"). The Options were originally issued by Columbus, which was merged with and into the Company on October 24, 1997, in connection with the acquisition of certain properties. In connection with the Merger, the optionholders received options to purchase shares of Common Stock of the Company. The Company is registering the Option Shares to provide the holders thereof with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be issued by the Company or be offered or sold by the holders thereof.

         The Company will receive the exercise price with respect to the Options upon the issuance of the Option Shares. The Company will not receive any of the proceeds from the sale of the Option Shares by the Selling Shareholders but has agreed to bear certain expenses of registration of the Option Shares under Federal and state securities laws. The Company is registering the Shares for sale to provide the holders thereof with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be issued by the Company or offered or sold by the holders thereof.

                              SELLING SHAREHOLDERS

         As described herein, "Selling Shareholder" are only those persons who, at the time of the Merger, owned options to purchase shares of beneficial interest of Columbus that were not issued pursuant to any employee benefit plans of Columbus. The following table provides the names of and the number of shares of Common Stock beneficially owned by each Selling Shareholder. Since the Selling Shareholders may sell all, or some or none of their Option Shares, no estimate can be made of the aggregate number of Option Shares that are to be offered hereby or that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus relates.

         The Option Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below:

                                                             NUMBER OF SHARES   NUMBER OF SHARES
                     NAME                                   BENEFICIALLY OWNED   OFFERED HEREBY
                     ----                                   ------------------  ----------------
The Richard and Nancy Bloch Family Trust (1) ..........             223,500(2)       27,675
Will Cureton(3) .......................................             342,840(4)       12,300
Roger T. Staubach(5) ..................................             140,995(6)       17,220
The Donald Pitt Separate Property Trust ...............             226,869(2)       27,675
Charles Diker .........................................             159,219(2)       27,675
The Alan J. Hirschfield Trust .........................             140,625(2)       27,675
John A. Gates .........................................               7,380(7)        7,380
Interstate Mississippi Project Limited Partnership.....              61,500(7)       61,500
                                                                  ---------         -------
         Total ........................................           1,302,928         209,100
                                                                  =========         =======

--------------
(1) Richard Bloch who was the Chairman of the Board of Columbus, may be deemed to beneficially own some of all of these shares.
(2) Includes 27,675 shares of Common Stock issuable upon the exercise of outstanding options.
(3)      Will Cureton was the Chief Operating Officer of Columbus.
(4) Includes 225,498 shares of Common Stock issuable upon the exercise of outstanding options.
(5)      Roger T. Staubach was a trust manager of Columbus.
(6) Includes 38,745 shares of Common Stock issuable upon the exercise of outstanding options.
(7) Represents shares of Common Stock issuable upon the exercise of outstanding options.

                              PLAN OF DISTRIBUTION

         This Prospectus relates to (i) the possible issuance by the Company of up to 209,100 shares (the "Option Shares") of Common Stock if, and to the extent that, holders of options to purchase the Option Shares (the "Options") are exercised and (ii) the offer and sale from time to time of any Option Shares that may be issued to the Selling Shareholders. The Options were originally issued by Columbus, which was acquired by the Company pursuant to a merger whereby Columbus was merged with and into a subsidiary of the Company on October 24, 1997, in connection with the acquisition of certain properties. In connection with the merger, the optionholders received options to purchase shares of Common Stock of the Company. The Company is registering the Option Shares to provide the holders thereof with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be issued by the Company or be offered or sold by the holders thereof.

         This Prospectus relates to the sale by the Selling Shareholders of the Option Shares if, and to the extent that, outstanding options to purchase the Option Shares are exercised. The Company is registering the Option Shares for sale to provide the holders thereof with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be issued by the Company or offered or sold by the holders thereof.

         The Option Shares may be sold from time to time to purchasers directly by any of the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the Option Shares through dealers or agents, who may receive compensation in the form of commissions from the Selling Shareholders and/or the purchasers of Option Shares for whom they may act as agent. Without limiting the foregoing, such sales may be in the form of secondary distributions, exchange distributions, block trades, ordinary brokerage transactions or a combination of such methods of sale. The Selling Shareholders and any dealers or agents that participate in the distribution of Option Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Option Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

         At a time a particular offer of Option Shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Shareholders and any other required information. The Option Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

         In order to comply with the securities laws of certain states, if applicable, the Option Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Option Shares may not be sole unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Columbus Realty Trust for the year ended December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included in the Current Report on Form 8-K dated September 17, 1997 filed by Post Properties, Inc. have been audited by Ernst & Young LLP, independent auditors, as set forth in the report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered pursuant to this Prospectus will be passed upon for the Company by King & Spalding, Atlanta, Georgia. Herschel M. Bloom, a member of King & Spalding, is a director of the Company.

================================================================      =============================================================




         NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN                              POST PROPERTIES, INC.
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION
WITH THE OFFERING COVERED BY THIS PROSPECTUS.  IF GIVEN OR
MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE
SELLING SHAREHOLDERS.  THIS PROSPECTUS DOES NOT CONSTITUTE AN                                 COMMON STOCK
OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON
STOCK, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM,
IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.  NEITHER
THE  DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE
HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN
IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET
FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE                          -----------------------
THE DATE HEREOF.
                           ----------                                                          PROSPECTUS

                                                                                         -----------------------

                        TABLE OF CONTENTS

                                                            Page
                                                            ----

Available Information........................................3
Incorporation of Certain Documents
   by Reference..............................................3
The Company..................................................5
The Offering.................................................8
Selling Shareholders.........................................8
Plan of Distribution.........................................9
Experts......................................................9
Legal Matters................................................10

                                                                                               MARCH 5, 1998

================================================================      =============================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee and NYSE filing fee, all amounts are estimates.

SEC registration fee.......................................    $    2,398
Legal fees and expenses....................................        20,000
Blue Sky fees and expenses (including counsel fees)........         5,000
Printing and Engraving expenses............................        20,000
Miscellaneous Expenses.....................................         2,602
                                                               ----------
          Total............................................        50,000
                                                               ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Part 5 of Article 8 of the Georgia Business Corporation Code states:

14-2-850.  PART DEFINITIONS.

         As used in this part, the term:

                  (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

                  (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. Director includes, unless the context requires otherwise, the estate or personal representative of a director.

                  (3) "Expenses" include attorneys' fees.

                  (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

                  (5) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

                  (6) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

14-2-851.  AUTHORITY TO INDEMNIFY.

         (a) Except as provided in subsections (d) and (e) of this Code section, a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         (b) A director's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a) of this Code section.

         (c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct set forth in subsection (a) of this Code section.

         (d) A corporation may not indemnify a director under this Code section:

                  (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                  (2) In connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him.

         (e) Indemnification permitted under this Code section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

14-2-852.  MANDATORY INDEMNIFICATION.

         Unless limited by its articles of incorporation, to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue, or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

14-2-853.  ADVANCE FOR EXPENSES.

         (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

                  (1) The director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct set forth in subsection (a) of Code Section 14-2-851; and

                  (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this part.

         (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

14-2-854.  COURT-ORDERED INDEMNIFICATION AND ADVANCES FOR EXPENSES.

         Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification or advances for expenses if it determines:

                  (1) The director is entitled to mandatory indemnification under Code Section 14-2-852, in which case the court also order the corporation to pay the director's reasonable expenses incurred to obtain court ordered indemnification;

                  (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in subsection (a) of Code
         Section 14-2-851 or was adjudged liable as described in subsection (d) of Code Section 14-2-851, but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred unless the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders pursuant to Code Section 14-2-856 provides otherwise; or

                  (3) In the case of advances for expenses, the director is entitled, pursuant to the articles of incorporation, bylaws, or any applicable resolution or agreement, to payment or reimbursement of his reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding.

14-2-855.  DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

         (a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made in the specific case that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in subsection
(a) of Code Section 14-2-851.

         (b)      The determination shall be made:

                  (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

                  (2) If a quorum cannot be obtained under paragraph (1) of this subsection, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

                  (3) By special legal counsel:

                      (A) Selected by the board of directors or its committee in the manner prescribed in paragraph (1) or (2) of this subsection; or

                      (B) If a quorum of the board of directors cannot be obtained under paragraph (1) of this subsection and a committee cannot be designated under paragraph (2) of this subsection, selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

                  (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

         (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under paragraph (3) of subsection (b) of this Code section to select counsel.

14-2-856.  SHAREHOLDER APPROVED INDEMNIFICATION.

         (a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part.

         (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

             (1) For any appropriation, in violation of his duties, of any business opportunity of the corporation;

             (2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

             (3) For the types of liability set forth in Code Section 14-2-832;
         or

             (4) For any transaction from which he received an improper personal benefit.

         (c) Where approved or authorized in the manner described in subsection
(a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

             (1) the director furnishes the corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

             (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this Code section.

14-2-857.  INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS.

         Unless a corporation's articles of incorporation provide otherwise:

             (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852 and is entitled to apply for court ordered indemnification under Code Section 14-2-854, in each case to the same extent as a director, and

             (2) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

14-2-858.  INSURANCE.

         A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Code Section 14-2- 851 or Code Section 14-2-852.

14-2-859.  APPLICATION OF PART.

         (a) A provision treating a corporation's indemnification of or advance for expenses to directors that is contained in its articles of incorporation, bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise, is valid only if and to the extent the provision is consistent with this part. If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

         (b) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

ARTICLES OF INCORPORATION

         As permitted by the Georgia Business Corporation Code, the Company's Charter provides that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty of care or other duty as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the Company, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director derived an improper personal benefit. The Company's Charter further provide that if the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as amended.

         Under Article IV of the Company's Bylaws and certain agreements entered into by the Company, the Company is required to indemnify to the fullest extent permitted by the Georgia Business Corporation Code, any individual made a party to a proceeding (as defined in the Georgia Business Corporation Code) because he is or was a director or officer against liability (as defined in the Georgia Business Corporation Code), incurred in the proceeding, if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company is required to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if:

             (a) Such person furnishes the Company a written affirmation of his good faith belief that he has met the standard of conduct set forth above; and

             (b) Such person furnishes the Company a written undertaking, executed personally on his behalf to repay any advances if it is ultimately determined that he is not entitled to indemnification.

The written undertaking required by paragraph (b) above must be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make repayment.

         The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in Article VI of the Company's Bylaws are not exclusive of any other right which any person may have under any statute, provision of the Company's Articles of Incorporation, provision of the Company's Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

         The Partnership Agreement of the Operating Partnership also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in the Company's Charter, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to the Company and its shareholders is limited under the Company's Charter.

         In connection with the formation transactions, the Company agreed to indemnify Messrs. Williams and Glover from any exposure to personal liability for or under personal guarantees of certain indebtedness of partnerships of the Company aggregating $107,900,000 in principal amount as to which Messrs. Williams and Glover currently have personal liability either directly or as a guarantor of such indebtedness.

         The Company's director's and officers are insured against damages from actions and claims incurred in the course of their duties, and the Company is insured against expenses incurred in defending lawsuits arising from certain alleged acts of its directors and officers.

ITEM 16. EXHIBITS.

EXHIBIT
  NO.
  ---

                                             DESCRIPTION
                                             -----------
 5.1     --   Opinion of King & Spalding regarding the validity of the securities being registered
23.1     --   Consent of King & Spalding (included as part of Exhibit 5.1)
23.2     --   Consent of Price Waterhouse LLP
23.3     --   Consent of Ernst & Young LLP
24.1     --   Power of Attorney (included on page II-2)

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta on March 5, 1998.

                                      POST PROPERTIES, INC.

                                      By:   /s/ John A. Williams
                                            ------------------------------------
                                            John A. Williams
                                            Chairman and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints John T. Glover, Timothy A. Peterson and Sherry W. Cohen, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Post Properties, Inc. to comply with the Securities Act of 1933 and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 under the Securities Act of 1933, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 5th day of March, 1998.

             Signature                                     Title
             ---------                                     -----
/s/ John A. Williams                               Chairman of the Board,
---------------------------------                  Chief Executive Officer and a Director
John A. Williams                                   (Principal Executive Officer)


/s/ John T. Glover                                 President, Chief Operating Officer,
---------------------------------                  Treasurer and a Director (Principal
John T. Glover                                     Financial Officer)


/s/ R. Gregory Fox                                 Senior Vice President - Post Corporate
---------------------------------                  Services (Chief Accounting Officer)
R. Gregory Fox


/s/ Arthur M. Blank                                Director
---------------------------------
Arthur M. Blank

/s/ Herschel M. Bloom                          Director
---------------------------------
Herschel M. Bloom

/s/ Russell R. French                          Director
---------------------------------
Russell R. French

                                               Director
---------------------------------
William A. Parker, Jr.

/s/ Charles E. Rice                            Director
---------------------------------
Charles E. Rice

/s/ J.C. Shaw                                  Director
---------------------------------
J. C. Shaw

/s/ Robert L. Shaw                             Director
--------------------------------
Robert L. Shaw

                                INDEX TO EXHIBITS

                                                                                                  Sequentially
                                                                                                    Numbered
     Exhibit No.                       Exhibit                                                     Page Number
     -----------                       -------                                                    ------------
        5.1                         Opinion of King & Spalding regarding the validity
                                    of the securities being registered
       23.1                         Consent of King & Spalding (included as part of Exhibit 5.1)
       23.2                         Consent of Price Waterhouse LLP
       23.3                         Consent of Ernst & Young LLP
       24.1                         Power of Attorney (included on page II-2)